Exhibit 10.4

FINANCING COMMITMENT

BORROWER:	TUCOWS.COM CO.

BANK:	BMO BANK OF MONTREAL

AMOUNT:	$10,000,000.00 Canadian

LOAN TYPE:	Committed Non-Revolving, Reducing Facility.

To be available in Canadian or US Dollar equivalent. Canadian Dollar Canadian Dollar Bankers’ Acceptances for terms of up to 12 months (for Canadian dollar loans) and/or Fixed Rate Term Loan (‘FRTL’), the latter of which may be selected for terms of up to 1 year. U.S. Dollar Banker’s Acceptances for terms up to 12 months to also be made available subject to the prior approval of BMO Treasury.

LOAN PURPOSE:	To assist in the acquisition of Innerwise, Inc. Anticipated purchase price US$11,400,000.00

REPAYMENT:	To be repaid in equal monthly payments plus interest. Payments to be amortized over 5 years. Blended payments option to be available. All repayments will be made in the same currency as that advanced.

ADDITIONAL
MANDATORY
REPAYMENTS:	Mandatory repayments shall be required as follows:

A percentage of Annual Excess Cash Flow, based on the following schedule, within 120 days of each fiscal year-end based on audited year-end financial results:

	% of Annual Excess	Total Funded Debt
	Cash Flow	to EBITDA

	75%	> 3.00:1.00
	50%	<3.00:1.00

Annual Excess Cash Flow means EBITDA on a consolidated basis less all scheduled principal payments on debt, cash taxes paid or payable for that period and cash interest expense. Payments to be applied as permanent reduction in inverse order of maturity. Cash flow sweep to be capped to $1.0MM in year 1 i.e. as measured on fiscal 2007 financial results.

VOLUNTARY
PREPAYMENTS:

Upon five written days’ notice, prepayments will be permitted on floating rate and fixed rate advances. Prepayments of floating rate advances will not be subject to penalty. Prepayments of fixed rate advances will be subject to make-whole/ prepayment penalties determined at the time of prepayment.

REMUNERATION:

PBMO  Performance pricing will be applied annually using the Borrower’s full year’s audited results, and is re-evaluated based on each annual audited report thereafter (Bankers’ Acceptances (BA’s)/FRTL Cost of Funds + 3.25% per annum)

		Ratio of Total Funded Debt to EBITDA	Prime Rate /US Base Rate
		>3.00	+ 1.25%
		< 3.00	+ 0.50%

ANNUAL RENEWAL
FEE:	$10,000.00 per year, no fee in year 1

WORK FEE:	As a percentage of the committed amount: 10 basis points payable has been paid and considered earned.

APPLICATION FEE:	As a percentage of the committed amount: 75 basis points payable at financial close.

CONDITIONS PRECEDENT

To Drawdown:	Those customarily found in loan documentation of this nature including, without limitation, the following:

	1.	Provision of final purchase and sale agreement relative to the Innerwise transaction. To confirm details as previously presented.

	2.	Acceptance by the Borrower of a financing commitment from the Bank.

	3.	Confirmation of ICANN Accreditation (to be obtained on an annual basis).

	4.	Completion and registration of all security and loan documentation satisfactory to the Bank and its legal counsel.

	5.	Appropriate Borrowing and Enabling Resolutions.

6.

So long as the Borrower is indebted to the Bank, the Borrower shall maintain its primary banking accounts solely with the BMO Bank of Montreal and further the Bank shall provide, at competitive rates, all auxiliary non-credit and treasury banking services to the Borrower (it is acknowledged that the Borrower will maintain Foreign Exchange Forward Contracts with HSBC at the time of financial close).

7.

Satisfactory legal opinions relating to all matters considered relevant by the Bank and its counsel, including the due authorization, execution, delivery and enforceability of the loan and security documentation by the Borrower.

8.

Nothing shall have occurred which would have a material adverse effect on the business, operations or properties of the Borrower, on the rights and remedies of the Bank, or on the ability of the Borrower to perform its obligations to the Bank.

	9.	Payment of all expenses and fees due hereunder.

Reporting
Requirements:	Quarterly (within 45 days of quarter end):

Internally prepared quarterly consolidated financial statements of the Borrower, supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank.  A Borrower signed quarterly compliance certificate will confirm all financial covenant positions. Certified aged accounts receivable and accounts payable lists are to be provided as part of the quarterly reporting package.

Annually (within 120 days of fiscal year end):

Audited annual consolidated financial statements of the Borrower supported by Management Discussion and Analysis including variance analysis providing explanations for material variances between actual results and projections presented to the Bank.

Annual consolidated business plan of the Borrower for the next fiscal year, comprising of a minimum of a balance sheet, income statement operating budget, cash flow statement, capital and/or lease expenditures schedule, tax liabilities, and major assumptions utilized to be provided no later than 15 days prior to the end of the then current fiscal year.

Financial Covenants:

At all times, the Borrower will observe and maintain the following financial covenants based on the Borrower’s consolidated financial statements (to be calculated on a rolling 4-quarter basis unless otherwise indicated).

	1.	Maximum Senior Funded Debt to EBITDA: 2.50:1 at close, to reduce to 2.00:1 by December 31, 2007

	2.	Maximum Total Funded Debt to EBITDA: 3.00:1 at close, to reduce to 2.50:1 by December 31, 2007.

	3.	Minimum Fixed Charge Coverage: 1.20:1.

4.

Maximum Annual Capital Expenditures capped at $1,500,000 per annum, subject to covenant compliance both before and after such expenditures.  Any additional amounts will be considered based on the Bank’s satisfactory review of the Borrower’s capital expenditure budget, to be submitted annually. It is acknowledged that $750,000 will be expended by the borrower during the remainder of fiscal 2007.

Definitions:

EBITDA = Earnings as defined in the Company’s consolidated financial statements prepared in accordance with Generally Accepted Accounting Principals (GAAP) before cash interest expense (i.e. accrued interest gets added back), taxes on earnings, depreciation and amortization, but excluding dividend, interest and extraordinary or non-recurring other income as set out in the financial statements (such latter items to be agreed-upon by BMO).

Senior Funded Debt = the credit facilities hereunder and all interest bearing debt not subordinated to the credit facilities hereunder.  For greater clarity, Senior Funded Debt shall include, but not be limited to capital leases, guarantees and PMSI’s but will exclude any settlement risk associated with forward contracts.

Total Funded Debt =  Senior Funded Debt plus sub-debt (if applicable), but excluding investor sub-debt where rights of acceleration are prohibited until full repayment of the senior debt hereunder, as set out under an inter-creditor agreement with the senior debt lenders hereunder, and will also exclude any settlement risk associated with forward contracts.

Fixed Charge Coverage Ratio = EBITDA less cash taxes paid or  payable in that period and unfunded capital expenditures, divided by the aggregate of fixed principal repayments and cash interest expenses payable in respect of Total Funded Debt.  This calculation is to exclude the repayment of the $6,000,000 in unsecured notes associated with the Mailbank.com Inc. acquisition due in June 2008, subject to the Bank satisfying itself that there is sufficient cash available to effect repayment.

Non-Financial Covenants:

Usual, including maintenance of insurance; payment of taxes; disposition of major assets; compliance with statutes and with environmental standards; Reporting Requirements as set out above; notices of default on a timely basis; no material judgments; access to books and records; no assumption of additional debt or guarantee obligations by the Borrower except for leases and/or purchase money security interests entered into with respect to capital expenditures to a maximum of the covenant limits hereunder in any consecutive 12-month period; and no payment of dividends.

So Long as the Borrower is indebted to the Bank, the Borrower and/or Corporate Guarantors agree that without the prior written consent of the Bank acting reasonably:

Amalgamation and Mergers.  The Borrower and/or Corporate Guarantors shall not amalgamate merge or reorganize with any corporation without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

Change of Control.  There shall be no change in control of the Borrower and /or Corporate Guarantors without the prior written approval of the Bank which shall not be unreasonably withheld.  Notwithstanding the foregoing, changes in the ownership of the issued and outstanding shares of the company, as the case may be, shall be permitted if such changes do not affect the control exercised directly or indirectly on the Borrower and/or Corporate Guarantors.  The Borrower shall not buy back any of its outstanding shares during the term of the Loan without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

Assets Subject to Security.  The Borrower and/or Corporate Guarantors shall not in any fiscal years, sell, alienate, assign, lease or otherwise dispose of any fixed asset, machinery, equipment or immovable property subject to the Security unless in the normal course of business;

Corporate Distributions.  The Borrower and/or Corporate Guarantors shall not make subrogated loan principal or interest payments, dividend payments, principal payments on shareholder advances in any fiscal year if, as a result of such distributions the Financial Covenants are breached or would be by the making of such distributions which, but for the lapse of time or giving notice, or both, would constitute a breach of its Financial Covenants contemplated herein.

Negative Pledge.  Except for permitted encumbrances, the Borrower and/or Corporate Guarantors shall not create, assume or permit to exist any, security interest, charge or other encumbrances on any of its assets, revenues and on its properties ranking or purporting to rank prior to or pari passu with or after the Security;

Permitted Debt.  The Borrower and/or Corporate Guarantors shall not incur any additional debt other than the Bank’s credit facilities. Any renewal, extension or refinancing of the debts mentioned in this paragraph will be permitted provided that the principal amount of such Debt shall not be increased nor shall the security granted in relation thereto be extended to cover additional property or to secure additional Debt. The Borrower and/or Guarantors shall not incur any new Debt or new operating leases if the Borrower is in breach of its Financial Covenants.  If any Breach of covenants has occurred and is continuing, The Borrower and/or Corporate Guarantors may not incur any new debt including, without limitation, Subordinated Debt.

Security & Other
Documentation:	To include but not limited to:

	1.	Credit Agreement setting out the Terms and Conditions of the facility including the usual conditions precedent, representations and warranties, reporting requirements and financial covenants.
	2.	Registered General Security Agreement, providing the Bank with a first, fixed and floating charge over all assets, including accounts receivable, inventory, equipment, contract rights.
3.

Full covering corporate guarantee(s) from all material related and / or subsidiaries supported by registered general security agreements providing the Bank with a first, fixed and floating charge over all assets, including accounts receivable, inventory, equipment, contract rights.
4.

Priority agreement to be executed between the Borrower, the Bank, and HSBC relative to the cash security pledged in support of Foreign Exchange Forward Contracts. Amount of pledged cash is not to exceed $2,000,000 US dollars.

	5.	Assignment of material contracts, insurance (fire/all risk and 3rd party liability), licenses, trademarks, copyrights, patents & other intellectual property as appropriate.
	6.	Environmental Checklist and Indemnities, on the Bank’s standard form.
	7.	Solicitor’s unqualified letter(s) of opinion for all security and loan documentation.

Events of Default:

Those customarily found in loan documentation for similar financings including but not limited to failure to pay principal and interest when due; representations and warranties materially incorrect; breach of covenants and security undertakings; judgments in excess of $250,000 against the Borrower or its subsidiaries which remain undischarged, unvacated, unbonded or unstayed for more than 45 days; bankruptcy, insolvency, proceedings or actions; failure to comply with the terms of other financing agreements of the Borrower and its subsidiaries (with notice and cure periods as applicable); cross-default to material obligations of the Borrower, non-compliance with any environmental regulation imposed by any government or agency, material change of ownership or control either directly or indirectly.

Assignment:

Lender will have the right (i) assign all or a part of its loans or commitments in minimum amounts of $5,000,000 and (ii) to sell participations in all or part of its loans or commitments provided however that the Lender shall not assign or participate the loans to any competitor of the Borrower.

Required by OSFI:
The Borrower hereby confirms that this new financing and related loan accounts will only be used for the Borrower’s own business and business transactions associated therewith.

Increased Costs, Taxes etc.:

The Borrower will reimburse any additional costs the Lender incurs in performing its obligations under the facility to be made available to the Borrower, resulting from any change in law, including any reserve or special deposit requirement or any tax or capital requirement or any change in the compliance of the Lender therewith, that has the effect, directly or indirectly, of increasing the cost of funding to the Lender or reducing the effective return on its capital. All loan repayments shall be made free and clear of any present and future taxes, withholdings or any other deductions.

Representations and Warranties:

Usual, including confirmation of corporate status and authority, non-violation of law or existing agreements, no material litigation, satisfactory insurance coverage, continued compliance with environmental regulations and other such representations and warranties customarily contained in loan agreements for similar financings.

Expenses:

All legal and other out of pocket costs incurred by the Lender with respect to completion, preparation, negotiation and enforcement of loan documents shall be for the account of the Borrower whether or not the transaction is completed.  Any out-of-pocket expenses other than legal are to be pre-approved by the Borrower before being incurred.

Governing Law:
Province of Ontario and jurisdiction of Canada.

Financing terms accepted as outlined above.

Dated this 19th day of July 2007

Tucows.Com Co

/s/ ELLIOT NOSS
Name:	Elliot Noss
Title:	CEO and President